As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	45-2302834
(State of incorporation)	(I.R.S. Employer Identification No.)

118 Second Avenue SE
Cedar Rapids, Iowa 52407-3909
(Address, including zip code, of principal executive offices)

United Fire Group, Inc. Stock Plan
(Full title of the plan)

Randy A. Ramlo, President and Chief Executive Officer
118 Second Avenue SE
Cedar Rapids, IA 52407-3909
(319) 399-5700
(Name, address and telephone number, including area code, of agent for service)

Copy to:
William T. McCartan, Esq.
Bradley & Riley PC
2007 First Avenue SE
Cedar Rapids, IA 52402
(319) 363-0101

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per(3) share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.001	1,500,000	$27.395	$41,092,500.00	$5,293.00

(1)
The securities to be registered include additional shares of United Fire Group, Inc.'s common stock that are available for issuance pursuant to the United Fire Group, Inc. Stock Plan , as amended (the “Stock Plan”), as approved by United Fire Group, Inc.'s shareholders at the Annual Meeting of Shareholders held on May 23, 2014.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the Stock Plan, as a result of any future stock split, stock dividend or similar adjustment of United Fire Group, Inc.'s outstanding common stock to adjust the number of shares issued pursuant to the Plan.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) of the Securities Act. The estimated price is based upon the average of the high and low sales price per share for United Fire Group, Inc.'s common stock on May 21, 2014, as reported on the NASDAQ Stock Market LLC.

REGISTRATION OF ADDITIONAL SECURITIES
United Fire Group, Inc. (the “Registrant”) has prepared and filed this registration statement pursuant to and in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act (the “Registration Statement”) to register 1,500,000 additional shares of common stock, par value $0.001 per share, issuable at any time and from time to time pursuant to the United Fire Group, Inc. Stock Plan, as amended (the “Stock Plan”). The Stock Plan, including the number of shares available to be issued under the Stock Plan, has been approved by the Registrant's shareholders.
On September 9, 1998, the Registrant filed a registration statement on Form S-8 (File 333-63103) (the “1998 Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in order to register shares of the Registrant’s common stock under the Stock Plan. On May 21, 2008, the Registrant filed a registration statement on Form S-8 (File 333-151074) (the “2008 Registration Statement”) with the Commission in order to register additional shares of the Registrant’s common stock under the Stock Plan. The contents of the 1998 and 2008 Registration Statements are incorporated by reference into this Registration Statement except to the extent otherwise updated or modified by this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION
The information specified in Item 1 of Part I of Form S-8 has been omitted from this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act. This information is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. This information and the documents filed herewith or incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
The information specified in Item 2 of Part I of Form S-8 has been omitted from this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act. The Registrant will provide each person to whom a copy of a Section 10(a) prospectus is delivered, without charge and upon oral or written request, a copy of any document incorporated in this Registration Statement by reference. The Registrant will also make available, without charge and upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information and documents should be directed to Randy A. Ramlo, President and Chief Executive Officer, 118 Second Avenue SE, Cedar Rapids, IA 52407-3909. Mr. Ramlo's telephone number is (319) 399-5700.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 5, 2014;

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 6, 2014; and

(e)
All of the Registrant's other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above (to the extent that items contained in such reports are furnished but not deemed “filed” for purposes of Section 18 of the Exchange Act (or otherwise subject to the liabilities of Section 18), such items are not incorporated by reference).

All reports and other documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and deemed to be a part hereof from the date of filing of such reports or documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
The Registrant is authorized to issue 75,000,000 shares of common stock, par value $.001 per share. The following description of the common stock to be registered hereunder is based upon the Registrant's Articles of Incorporation and Bylaws and applicable provisions of law. In this Item 4, the terms “we,” “our,” and “us” refer to the Registrant, United Fire Group, Inc.
Dividend Rights. Subject to preferences that may be applicable to a class or series of preferred shares that we may issue, holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available for the payment of dividends.
Conversion. Holders of our common stock have no right to convert their common stock into any other securities.
Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our common stockholders. Holders of shares of our common stock have no cumulative voting rights.
Classification of the Board of Directors. Directors are divided into three classes. Each year the terms of the members of a different class of directors expire and directors for that class are elected to three-year terms.
Liquidation Rights. If we liquidate, dissolve or wind up, holders of our common stock are entitled to share ratably in all assets remaining after payment of any amounts due creditors and the liquidation preference of any accrued and unpaid dividends on any outstanding preferred shares that we may issue.
Preemption Rights. Holders of our common stock have no preemptive rights.
Liability to Assessment by United Fire Group, Inc. All outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Effects of State Law. Certain provisions of Iowa law could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise or to remove our incumbent officers and directors. These provisions may discourage coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.
We are subject to Section 1110 of the Iowa Business Corporation Act (the “Iowa Act”), which prohibits persons deemed “interested stockholders” from engaging in a business combination with an Iowa corporation for three years following the date these persons become interested stockholders. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the previous three years did own, 10.0 percent or more of our common stock. Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors.
Section 624A of the Iowa Act permits us to issue stock rights or options having terms and conditions that preclude or limit the exercise, transfer, or receipt of such rights or options by a person, or group of persons, owning or offering to acquire a specified number or percentage of the outstanding common shares or other securities of the corporation, or a transferee of the offeror, or that invalidate or void such stock rights or options held by an offeror or a transferee of the offeror.
Before a person can acquire control of an insurance company domiciled in a U.S. state, prior written approval must generally be obtained from the insurance regulator of the state where the insurance company is domiciled. Prior to granting approval of an application to acquire control of an insurance company, the state insurance regulator will consider such factors as the financial strength of the applicant, the integrity of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive effects that may arise from the consummation of the acquisition of control. Generally, state insurance laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10.0 percent or more of the voting securities of an insurance company. In addition, certain state insurance laws contain provisions that require pre-acquisition notification to the state insurance regulator of a change in control with respect to a non-domestic insurance company licensed to do business in that state. While such pre-acquisition notification statutes do not authorize the state insurance regulator to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic insurance company if certain conditions exist, such as undue market concentration. These approval requirements may deter, delay or prevent transactions that stockholders may otherwise deem to be in their best interests.
Anti-Takeover Effects of Our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws provide that:

•
The affirmative vote of two-thirds (2/3) of all outstanding shares of this corporation is required to approve any plan of merger, consolidation or sale or exchange of all or substantially all of the assets.

•	The Articles of Incorporation may be amended at any annual or special meeting of the stockholders called for that purpose by a vote of two-thirds (2/3) of the shares issued and outstanding.

•
A holder or group of holders of common stock who own not less than one-fifth (1/5) but less than a majority of the outstanding shares of common stock may nominate and elect that number of directors, ignoring fractions, which bears the same ratio to the number of directors to be elected as the number of shares of common stock held by such stockholders bears to the total shares of common stock outstanding, but the total number of directors so elected by minority stockholders may not exceed one less than a majority of the aggregate number of directors to be elected. Unless minority common stockholders exercise their right to nominate and elect a proportionate number of directors as described above, the holders of a majority of the outstanding shares of common stock voting in any election of directors at which a quorum is present can elect all of the directors.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Personal Liability of Officers and Directors
The Iowa Act provides with respect to personal liability that a director or officer is not liable for the corporation's debts or obligations, and a director or officer is not personally liable in that capacity to any person for any action taken or failure to take any action in the discharge of the person's duties except liability for any of the following: (a) the amount of any financial benefit to which the person is not entitled; (b) an intentional infliction of harm on the corporation or the members; (c) a violation of section 490.833 relating to unlawful distributions; or (d) an intentional violation of criminal law.
The Registrant's Articles of Incorporation (the “Articles”) include the provisions of the Iowa Act relating to personal liability of directors. The Articles provide that if the Iowa Act is amended to authorize the further elimination or limitation of the personal liability of directors, then automatically and without any further action, the liability of a director shall be eliminated or limited to the fullest extent permitted by the Iowa Act.
Indemnification
The Iowa Act permits a corporation to indemnify a director who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if either (1)(a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation and (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation as authorized by the Iowa Act. In certain cases a court may order the indemnification or advancement of expenses.
The Iowa Act also provides that unless ordered by a court pursuant to the Act, a corporation shall not indemnify a director under the permissible indemnification provisions in either of the following circumstances: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct set forth in the preceding paragraph or (2) in connection with any proceeding with respect to conduct for which the director was adjudged liable on the basis that the director received a financial benefit to which the director was not entitled, whether or not involving action in the director's official capacity.
With respect to officers, the Iowa Act permits a corporation to indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because the person is an officer, according to all of the following: (1) to the same extent as to a director; and (2) if the person is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the Bylaws, a resolution of the Board of Directors, or contract, except for either of the following: (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (b) liability arising out of conduct that constitutes any of the following: (A) receipt by the officer of a financial benefit to which the officer is not entitled; (B) an intentional infliction of harm on the corporation; and (C) an intentional violation of criminal law. An officer of a corporation who is not a director is entitled to mandatory indemnification in certain circumstances and may apply to a court for indemnification or an advance for expenses to the same extent to which a director may be entitled to indemnification or advance for expenses.
The Articles provide that the Registrant shall indemnify a director for liability, as defined in the Iowa Act, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Act relating to unlawful distributions; or (4) an intentional violation of criminal law. Also, the Registrant shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors to the fullest extent permitted by law.
The Registrant's Bylaws provide with respect to directors that the Registrant shall, to the fullest extent permitted by law, indemnify and hold harmless each director, and if the Board of Directors adopt a plan of indemnification, the Registrant's indemnification arrangement shall be as described in that plan. The rights of indemnification provided for in the plan shall not be deemed exclusive of any other right to which a director may be entitled. In addition to any other indemnification permitted by law, the Registrant shall indemnify and hold harmless each director for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Act relating to unlawful distributions; or (4) an intentional violation of criminal law.
With respect to officers, the Registrant's Bylaws provide that in addition to any other indemnification permitted by law, the Registrant shall indemnify and advance expenses to an officer of the Registrant who is a party to the proceeding because the person is an officer (1) to the same extent as to a director and (2) if the person is an officer but not a director, to such further extent as may be provided by the Articles, the Bylaws, a resolution of the Board of Directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the Registrant other than for reasonable expenses incurred in connection with the proceeding and (b) liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law.
The Iowa Act also provides for mandatory indemnification of a director or an officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because the director or officer is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding.
The directors and officers of the Registrant are covered in such capacities by insurance policies insuring and indemnifying them under some circumstances against certain liabilities, including costs of defense, settlement, payment of a judgment and liabilities arising under the Securities Act.
The above discussion of the Iowa Act and the Registrant's Articles and Bylaws is not intended to be exhaustive and is qualified in its entirety by the Iowa Act and the Registrant's Articles and Bylaws
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8. EXHIBITS
See the accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

ITEM 9. UNDERTAKINGS
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering or such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on May 23, 2014.

United Fire Group, Inc.

By:     /S/ Jack B. Evans
Jack B. Evans, Chairman of the Board

By:     /S/ Randy A. Ramlo
Randy A. Ramlo, President, Chief Executive Officer and
Principal Executive Officer

By:     /S/ Dianne M. Lyons
Dianne M. Lyons, Vice President, Chief Financial Officer
and Principal Accounting Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JACK B. EVANS, RANDY A. RAMLO, and DIANNE M. LYONS, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ Randy A. Ramlo		May 23, 2014
Randy A. Ramlo	President, Chief Executive Officer, Director and Principal Executive Officer
/S/ Dianne M. Lyons		May 23, 2014
Dianne M. Lyons	Vice President, Chief Financial Officer and Principal Accounting Officer
/S/ Jack B. Evans		May 23, 2014
Jack B. Evans	Chairman of the Board, Director
/S/ John Paul E. Besong		May 23, 2014
John Paul E. Besong	Director
/S/ Scott L. Carlton		May 23, 2014
Scott L. Carlton	Director
/S/ Christopher R. Drahozal		May 23, 2014
Christopher R. Drahozal	Director
/S/ Douglas M. Hultquist		May 23, 2014
Douglas M. Hultquist	Director
/S/ Casey D. Mahon		May 23, 2014
Casey D. Mahon	Director
/S/ George D. Milligan		May 23, 2014
George D. Milligan	Director
/S/ James W. Noyce		May 23, 2014
James W. Noyce	Director
/S/ Michael W. Phillips		May 23, 2014
Michael W. Phillips	Director
/S/ Mary K. Quass		May 23, 2014
Mary K. Quass	Director
/S/ John A. Rife		May 23, 2014
John A. Rife	Director
/S/ Kyle D. Skogman		May 23, 2014
Kyle D. Skogman	Director
/S/ Susan E. Voss		May 23, 2014
Susan E. Voss	Director

EXHIBIT INDEX

Incorporated by reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Period Ending	Exhibit	Filing Date
4.1	United Fire Group, Inc. Stock Plan (as amended)		ScheduleDEF 14A		Appendix A	4/8/2014
5.1	Opinion and Consent of Bradley & Riley PC	X
15.1	Ernst & Young LLP letter re unaudited interim financial information	X
23.1	Consent of Ernst & Young LLP	X
23.2	Consent of Bradley & Riley PC (included in Exhibit 5.1)	X
24.1	Powers of Attorney (included on the signature page of this Registration Statement)	X